Exhibit 77.(m)

CMIT Reorganizational Notice

Please be advised that effective March 29, 2018 CMIT announced a reorganization of their funds. The below changes were made:

1.	Small Cap Class I Ticker CMSSX, CUSIP 140296609 changed names to the Wellington Shields Small Cap Class I fund. The Ticker changed from CMSSX to WSSSX. The CUSIP of 140296609 will remain the same

2.	Mid Cap Class I Ticker: CMEIX, CUSIP 140296104 changed names to the Wellington Shields All Cap Class I Fund. The Ticker changed from CMEIX to WSACX. The CUSIP of 140296104 will remain the same.

3.	Small Cap Class A Ticker: CMSVX, CUSIP: 140296500 closed and all shares and accounts merged into the Wellington Shields Small Cap Class I Ticker: WSSSX, CUSIP:140296609

4.	Mid Cap Class A Ticker: CMCIX, CUSIP 140296203 closed and all shares and accounts merged into the Wellington Shields All Cap Class I Ticker: WSACX, CUSIP:140296104

5.	All Cap Class A Ticker: WSCMX, CUSIP 140296708 closed and all shares and accounts merged into the Wellington Shields All Cap Class I Ticker: WSACX, CUSIP:140296104

6.	The clearing # of 5843 will remain the same